Exhibit 1a(6e)

LIMITED RECOURSE GUARANTY AND PLEDGE

1.	Identification.

This Limited Recourse Guaranty and Pledge (the “Guaranty"), dated as of January 6, 2017, is entered into by X, LLC, a Delaware corporation with an address at 433 N. Camden Drive, # 600, Beverly Hills, CA 90210 (“Guarantor”), for the benefit of the Collateral Agent identified below and the holders of Notes (defined below) (each a “Lender” and collectively, the “Lenders”).

2.	Recitals.

2.1       Guarantor is a direct or indirect principal stockholder of Yay Yo, Inc., a Delaware corporation (“Borrower”). The Lenders have made and/or are making loans to Borrower (the “Loans”). Guarantor will obtain substantial benefit from the proceeds of the Loans.

2.2       The Loans are and will be evidenced by certain Secured Convertible Promissory Notes (collectively, “Note” or the “Notes”) issued by Borrower on, about or after the date of this Guaranty pursuant to a letter agreement dated on or about the date of this Guaranty between Borrower and Chase Financing Inc. (as the same may be amended, the “Purchase Agreement”).

2.3       In consideration of the Loans made and to be made by Lenders to Borrower and for other good and valuable consideration, and as security for the performance by Borrower of its obligations under the Notes and as security for the repayment of the Loans and all other sums due from Borrower to Lenders arising under the Notes (collectively, the “Obligations”), Guarantor, for good and valuable consideration, receipt of which is acknowledged, has agreed to enter into this Guaranty.

2.4       The Lenders have appointed Chase Financing Inc. as Collateral Agent for the ratable benefit of the Lenders.

2.5       Upper case terms employed but not defined herein shall have the meanings ascribed to them in the Transaction Documents (as defined in the Purchase Agreement).

3.	Guaranty.

3.1       Guaranty and Pledge.

(a)       Guaranty. Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally with any other guarantor of the Obligations, to the extent of the Collateral (defined under 3.1(a) below), the punctual payment, performance and observance when due, whether at stated maturity, by acceleration or otherwise, of all of the Obligations now or hereafter existing, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any insolvency, bankruptcy or reorganization of Borrower, whether or not constituting an allowed claim in such proceeding), fees, commissions, expense reimbursements, liquidated damages, indemnifications or otherwise arising under the Notes and any other Transaction Document (such obligations, to the extent not paid by Borrower being the “Guaranteed Obligations” and included in the definition of Obligations), and agrees to pay any and all reasonable costs, fees and expenses (including reasonable counsel fees and expenses) incurred by Collateral Agent and the Lenders in enforcing any rights under the Guaranty set forth herein. Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower to Collateral Agent and the Lenders, but for the fact that they are unenforceable or not allowable due to the existence of an insolvency, bankruptcy or reorganization involving Borrower. Notwithstanding anything to the contrary contained herein, Guarantor’s liability with respect to the Guranteed Obligations shall be limited to Guarantor’s interest in the Pledged Collateral and Guarantor shall have no personal liability therefor.

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(b)       Pledge. To secure Guarantor’s obligations hereunder, Guarantor irrevocably pledges, hypothecates, transfers and assigns to Collateral Agent, for the ratable benefit of the Secured Parties, 300,000 shares of Common Stock of Borrower registered in the name of Guarantor (the “Shares”) and all proceeds, shares and other securities or property received, receivable or otherwise distributed in respect of or in exchange for the Shares (together with the Shares, the “Pledged Collateral”), and agrees, within 12 days of the date hereof, to deliver a certificate representing Shares, together with stock powers duly executed in blank, to Collateral Agent. Pledged Collateral also includes any shares of Common Stock which Guarantor shall become obligated to transfer to Collateral Agent or its affiliates after the date hereof which are expressly agreed to be included hereunder as the Pledged Collateral. The number of Shares included in Pledged Collateral shall be subject to pro rata reduction and return to Guarantor in the event that on or after the date hereof Collateral Agent or Lenders or their respective affillates fail to invest or lend or cause to be invested or loaned to Borrower $100,000, and the same results solely from a breach by Collateral Agent or Lenders of a written commitment regarding the same and no fault of Borrower, such reduction to be pro rated based on the level of shortfall. For example, if only 75% of an investment commitment is funded under circumstances triggering an adjustment, 25°% of the Shares included in the Pledged Collateral shall be released from the pledge. Unless and until an Event of Default as defined in the Notes has occurred, Guarantor shall be entitled to vote the Shares and deliver consents with respect thereto. Guarantor represents that Guarantor owns the Shares free and clear of any liens, claims or encumbrances, and agrees not to sell, encumber or otherwise transfer any interests in the Shares so long as the Shares are pledged hereunder. Upon the occurrence of an Event of Default under the Notes, Collateral Agent shall have the following rights (and in connection therewith Guarantor hereby appoints Collateral Agent, such appointment being irrevocable and coupled with an interest so long as this Guaranty remains in effect, as its attorney-in-fact with full right to vote, consent, sell, assign, transfer and otherwise exercise all rights of ownership in and to the Pledged Collateral):

(i)	the rights and remedies provided by the Uniform Commercial Code as adopted by the State of Nevada (the “UCC”) (as said law may at any time be amended);
(ii)	the right to receive and retain all dividends, payments and other distributions of any kind upon any or all of the Pledged Collateral;
(iii)	the right to cause any or all of the Pledged Collateral to be transferred to its own name or to the name of its designee and have such transfer recorded in any place or places deemed appropriate by the Collateral Agent; and
(iv)	the right to sell, at a public or private sale, the Pledged Collateral or any part thereof for cash, upon credit or for future delivery, and at such price or prices in accordance with the UCC (as such law may be amended from time to time). Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold, free and clear of all liens, claims and encumbrances. The Collateral Agent, however, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose the security interest and sell the Pledged Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. The Collateral Agent shall incur no liability as a result of a sale of the Pledged Collateral or any part thereof. All proceeds of any such sale, after deducting expenses and attorneys’ fees incurred in connection with such sale, shall be applied in reduction of the Guaranteed Obligations, and the remainder, if any, shall be paid to Guarantor.

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3.2       Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Collateral Agent or the Lenders with respect thereto. The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce such obligations, irrespective of whether any action is brought against Borrower or any other guarantor or whether Borrower or any other guarantor is joined in any such action or actions. The liability of Guarantor under this Guaranty constitutes a primary obligation, and not a contract of surety, and to the extent permitted by law, shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)       any lack of validity of the Notes or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Borrower or otherwise;

(c)       any taking, exchange, release, subordination or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of Borrower; or

(e)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Collateral Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Collateral Agent, the Lenders or any other entity upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

3.3       Waiver. Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Collateral Agent or the Lenders exhaust any right or take any action against any Borrower or any other person or entity or any Collateral. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 3.3 is knowingly made in contemplation of such benefits. Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

3.4       Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the indefeasible cash or other payment in full of the Guaranteed Obligations , (b) be binding upon Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty (including, without limitation, all or any portion of its Notes owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Collateral Agent or Lender herein or otherwise.

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3.5       Subrogation. Guarantor will not exercise any rights that it may now or hereafter acquire against the Collateral Agent or any Lender or other guarantor (if any) that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Collateral Agent or any Lender or other guarantor (if any), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full.

3.6       Maximum Obligations. Notwithstanding any provision herein contained to the contrary, Guarantor’s liability with respect to the Obligations shall be limited to an amount not to exceed, as of any date of determination, the amount that could be claimed by Lenders from Guarantor without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

4.	Miscellaneous.

4.1       Expenses. Guarantor shall pay to the Lenders, on demand, the amount of any and all reasonable expenses, including, without limitation, reasonable attorneys’ fees, reasonable legal expenses and reasonable brokers’ fees, which the Lenders may incur in connection with exercise or enforcement of any the rights, remedies or powers of the Lenders hereunder or with respect to any or all of the Obligations.

4.2       Waivers, Amendment and Remedies. No course of dealing by the Lenders and no failure by the Lenders to exercise, or delay by the Lender in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of the Lenders. No amendment, modification or waiver of any provision of this Guaranty and no consent to any departure by Guarantor therefrom, shall, in any event, be effective unless contained in a writing signed by the Guarantor and the holders of a majority in principal amount of Notes or Lenders against whom such amendment, modification or waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies and powers of the Lenders, not only hereunder, but also under any other Transaction Documents and under applicable law are cumulative, and may be exercised by the Lenders from time to time in such order as the Lenders may elect.

4.3       Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below if delivered on a Business Day during normal business hours, or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours), (ii) on the first Business Day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth Business Day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

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To Guarantor, to:	X, LLC
433 N Camden Drive, # 600
Beverly Hills, CA 90210
Fax: 310-734-7870

To the Collateral Agent:	Chase Financing, Inc.
c/o Elienberg & Krause LLP
11 East 44th Street, 19th Floor
New York, New York 10017
Fax: (212) 986-2399

To Lenders:	To the addresses and telecopier numbers set forth on Schedule A

Any party may change its address by written notice in accordance with this paragraph.

4.4       Term; Binding Effect. This Guaranty shall (a) remain in full force and effect until payment and satisfaction in full of all of the Guaranteed Obligations; (b) be binding upon Guarantor and its successors and permitted assigns; and (c) inure to the benefit of the Lenders and their respective successors and assigns. All the rights and benefits granted by Guarantor to the Collateral Agent and Lenders hereunder and other agreements and documents delivered in connection therewith are deemed granted to both the Collateral Agent and Lenders. Upon the payment in full of the Guaranteed Obligations, (i) this Guaranty shall terminate and (ii) the Lenders will, upon Guarantor’s request and at Guarantor’s expense, execute and deliver to Guarantor such documents as Guarantor shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

4.5       Captions. The captions of Paragraphs, Articles and Sections in this Guaranty have been included for convenience of reference only, and shall not define or limit the provisions hereof and have no legal or other significance whatsoever.

4.6       Governing Law; Jurisdiction; Venue; Severability. This Guaranty shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts or choice of law. Any legal action or proceeding against Guarantor with respect to this Guaranty may be brought in the courts of the State of Nevada in Clark County, the State of New York in Manhattan or of the United States situate in Clark County or the Southern District of New York, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Guaranty, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect. This Guaranty shall be deemed an unconditional obligation of Guarantor for the payment of money and, without limitation to any other remedies of Lenders, may be enforced against Guarantor by summary proceeding pursuant to applicable rules in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Lenders and Guarantor are parties or which Guarantor delivered to Lenders, which may be convenient or necessary to determine Lenders’ rights hereunder or Guarantor’s obligations to Lenders are deemed a part of this Guaranty, whether or not such other document or agreement was delivered together herewith or was executed apart from this Guaranty. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Guarantor irrevocably appoints Borrower its true and lawful agent for service of process upon whom all processes of law and notices may be served and given in the manner described above; and such service and notice shall be deemed valid personal service and notice upon Guarantor with the same force and validity as if served upon Guarantor.

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4.7       Satisfaction of Obligations. For all purposes of this Guaranty, the payment in full of the Obligations shall be conclusively deemed to have occurred when the Obligations have been paid pursuant to the terms of the Notes and the Securities Purchase Agreements.

4.8       Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by electronic transmission.

4.9       Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the this Guaranty and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guaranty.

4.10       Waiver of Automatic Stay. Guarantor acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against Guarantor, then the Lenders should be entitled to, among other relief to which the Lenders may be entitled under the Transaction Documents and any other agreement to which Guarantor and Lenders are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Lenders to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. GUARANTOR EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, GUARANTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. Guarantor hereby consents to any motion for relief from stay that may be filed by the Lenders in any bankruptcy or insolvency proceeding initiated by or against Guarantor and, further, agrees not to file any opposition to any motion for relief from stay filed by the Lenders. Guarantor represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Lenders would not agree to the terms of the Loan Documents if this waiver were not a part of this Guaranty. Guarantor further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Lenders nor any person acting on behalf of the Lenders has made any representations to induce this waiver, that Guarantor has been represented (or has had the opportunity to by represented) in the signing of this Guaranty and the Loan Documents and in the making of this waiver by independent legal counsel selected by Guarantor and that Guarantor has discussed this waiver with counsel.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty, as of the date first written above.

“GUARANTOR”

X, LLC

By:	/s/ Ramy El-Batrawi
Name: Ramy El-Batrawi
Title: Managing Member

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This Guaranty Agreement may be signed by facsimile signature and delivered by confirmed facsimile transmission.

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